Exhibit 23.5

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-84258, 33-89282, 33-88196, 333-07255, 333-27525, 333-30324, 333-46129, 333-30478, 333-52668, 333-67734, 333-67740, 333-109162, 333-118312, 333-118325, 333-126191, 333-135949 and 333-143990) and Form S-3 (File Nos. 333-130196 and 333-142720) of Chesapeake Energy Corporation of information from our reserve report dated February 28, 2008, entitled “Chesapeake Energy Corporation – Estimated Future Reserves and Income Attributable to Certain Leasehold Interests (SEC Parameters)” and all references to our firm included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about February 28, 2008.

By:	RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

February 28, 2008